Dear Advantage Teammates,

I’m excited to share with you that after over three decades at Advantage and multiple years of succession planning with the board, I’ve decided it is time for me to transition to Executive Chair and pass the baton to the next generation of amazing leadership at Advantage. I’ve always viewed my work at Advantage as more of a mission than a job, so knowing I leave it in better and more capable hands makes me grateful, proud and excited all at the same time.

I am thrilled to announce that our President and Chief Commercial Officer, Jill Griffin, will become Chief Executive Officer upon my transition to the Executive Chair role on April 1, 2022. Jill is a proven leader and champion of Advantage’s culture and values. Jill joined Advantage 14 years ago and soon after replaced me as the leader of our Marketing division, which she quickly and competently grew into a multibillion-dollar business. She was promoted to President and Chief Commercial Officer and has been my partner in building the Advantage business for many years. Jill has many special qualities that will help her succeed as our next CEO. Not only is she extraordinarily intelligent with great energy and passion for the business, she is a deeply strategic thinker with great vision for the future and a respected leader who lives and embodies core Advantage values — always demonstrating a passion for service and maintaining a healthy dissatisfaction for the status quo. It’s been extremely rewarding to see Jill grow as a leader throughout her career at Advantage.

I’ll continue to work closely with Jill and the rest of the executive team to transition my CEO responsibilities and I intend to devote much of my time to the things I love doing most at Advantage — supporting Jill as she writes the next exciting chapter of our story, helping our clients and customers win, and connecting with as many of our amazing associates as I can.

Words will never be able to fully capture how sincerely grateful I am for my time at Advantage. It’s been my honor and privilege to work here for the past 32 years. This is a special company with special people, a place that provided me with the amazing opportunity to build, learn and lead. As I reflect on my career here, I realize it has been equal parts mission, joy and passion.

I got lucky back in 1990, when our founder Sonny King hired me just three years out of college to run Advantage’s natural foods team. At the time Advantage was just a small sales agency serving the Southern California market with only 50 associates and $5 million of revenue.

Today, we have grown to over 60,000 associates, generate over $3.5 billion of revenue and provide a broad portfolio of sales, marketing and technology solutions to brands and retailers around the world.

Together, in pursuit of this mission, we have created a very special culture. An entrepreneurial spirit, integrity, heart for client service and an unrelenting drive to win have been the hallmarks of our culture. These are the values on which our reputation has been built over many years. There’s not a team I would have rather been a part of.

I look back with so much pride at what we’ve been able to accomplish together. It’s humbling and amazing to reflect on our success. It’s been quite the ride! We’ve celebrated many wins and learned from losses. We’ve benefitted from industry tailwinds and battled industry disruption. We’ve been bought, sold and taken public — transforming the company from a pure-play sales business to a global diversified sales, marketing and technology provider in 20 years’ time with eight different private equity partners and other new investors along the way.

What impresses me most, however, is that throughout the entire journey we never lost focus on what matters: serving our clients and customers well and evolving our capabilities to meet their changing needs — always in the spirit of Winning Together and with an unrelenting desire for continuous improvement. As a result, we were able to create significant value over the last three decades for our clients, customers, associates, communities and investors. That’s something we should all be proud of.

I’ll never find the right words to fully explain what you, my teammates, and the Advantage business have meant to me over the years. Words cannot begin to express how deeply grateful I am for your partnership on this incredible journey and how much I love the company and all of you.

One of the greatest joys of my career has been watching so many of you build upon your many unique gifts and talents and grow as people and professionals on your Advantage journey. Thank you for trusting me to lead you for so many years. It’s been an honor.

The best is yet to come for Advantage. I’m so excited to watch the company I love — and its team of immensely talented, determined and passionate associates — grow and prosper under Jill’s leadership.

Winning Together,

Tanya